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                                                                    Exhibit 23.3

              Consent of Independent Certified Public Accountants

    We have issued our report dated April 11, 1997 accompanying the consolidated financial statements of American List Corporation, appearing in the Annual Report of Snyder Communications, Inc. on Form 10-K for the year ended December 31, 1998 (the consolidated financial statements of American List Corporation are not presented separately therein). We hereby consent to the incorporation by reference of said report in the previously filed Registration Statements of Snyder Communications, Inc. on Form S-8 (Registration Numbers 333-13079, effective September 30, 1996, 333-33829, effective August 18, 1997 and 333-74741, effective March 19, 1999).


                                    Grant Thornton LLP

Melville, New York
March 30, 1999